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                                                                      EXHIBIT 99
                                                                      ----------

                BOATMEN'S BANCSHARES SIGNS AGREEMENT TO PURCHASE
                                    WORTHEN

     LITTLE ROCK, AR, AUGUST 18, 1994-- Worthen Banking Corporation (ASE:WOR) announced that it has agreed to be acquired by Boatmen's Bancshares, Inc. (NASDAQ;BOAT), headquartered in St. Louis, in a stock transaction valued at approximately $595 million.

     Under terms of the agreement, Boatmen's will exchange one share of its common stock for each share of Worthen's. As of August 18, 1994, Worthen had
17.033 million shares issued and outstanding. Fully diluted to recognize outstanding options, the number of Worthen shares would be approximately 17.34 million shares.

     Curt Bradbury, chairman and chief executive officer of Worthen Banking Corporation, commented, "Based on Worthen's strong record of performance, a number of strategic alternatives have been considered by Worthen over the past year. We are pleased with this agreement because it provides attractive rewards for our shareholders and the financial strength of Boatmen's will significantly expand the quality and convenience of service to customers in Arkansas and Texas. Boatmen's has a long, proud tradition: Founded in 1847, it is the oldest banking organization west of the Mississippi River." Bradbury continued, "Boatmen's brings to us the resources of a $28 billion company."

     Andrew B. Craig, III, chairman and chief executive officer of Boatmen's Bancshares, pointed out, "We are extremely pleased with the opportunity to significantly expand our existing franchise in Arkansas. Worthen fits our acquisition criteria perfectly, with superior asset quality and an excellent management team." Craig added, "Through our Superior Federal subsidiary we are quite familiar with Arkansas and know that this is an excellent state in which to do business. Our philosophy has always been that the vast majority of loan decisions are made at the local level and we look forward to serving the needs of the consumer and commercial markets."

     Superior Federal, based in Fort Smith, has 39 locations in Arkansas and 18 locations in Oklahoma. As of June 30, 1994, Superior Federal's assets were about $1.2 billion.



                                     -more-
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     The transaction is expected to close by the first quarter of 1995, subject to regulatory approvals and approval by Worthen shareholders.

     Both companies reported strong financial results for the first half of 1994. Worthen earned $23.8 million, an increase of 16 percent over year-ago results, excluding nonrecurring items, while Boatmen's posted record net income of $173.6 million, representing an increase of 9 percent over the comparable year-earlier period.

     Worthen is the second largest bank holding company in Arkansas, with approximately $3.5 billion in assets and $3.0 billion in deposits as of June 30, 1994. The company operates 112 retail banking offices in Arkansas and six offices in the Austin, Texas area.

     Boatmen's Bancshares, with assets of approximately $28 billion, is one of the 30 largest U. S. bank holding companies, operating more than 400 locations in nine states -- Arkansas, Illinois, Iowa, Kansas, Missouri, New Mexico, Oklahoma, Tennessee, and Texas.

                                -table attached-

                                      ###
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                              Boatmen's Bancshares
                         Pro Forma Financial Highlights

                                                                     Pro Forma
                                               Boatmen's   Worthen    Combined
                                               ----------  --------  ----------

At June 30, 1994 ($ millions)

Assets                                           $27,583    $3,527     $31,110
Loans                                             15,701     1,783      17,484
Reserve for loan losses                              344        34         378
Deposits                                          20,243     2,968      23,211
Long-term debt                                       514        43         557
Equity                                             2,173       293       2,466
Nonperforming assets
  (including past due)                               250        18         268


Equity/assets                                       7.88%     8.32%       7.93%
Tangible equity/assets                              7.00%     7.59%       7.07%
Reserve/nonperfoming loans                           240%      212%        237%

Offices                                              425       118         543
Employees                                         14,485     2,215      16,700

For the Six Months ended June 30, 1994
 ($ millions)

Net interest income (FTE)                        $ 522.0    $ 71.6
Provisions for loan losses                          13.0       0.8
Noninterest income                                 259.9      35.3
Noninterest expense                                487.1      67.3
Net income                                         173.6      23.8

Return on assets                                    1.29%     1.36%
Return on equity                                   16.11%    16.86%
Net interest margin                                 4.33%     4.52%

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Contact:  Kevin R. Stitt, Boatmen's, 314/466/7662